SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 8, 2010

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

205 Robin Road, Suite 222, Paramus, NJ 07652 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2010,  the Company’s Board of  Directors appointed Ken Sadowsky as a member of the Board of Directors.  Mr. Sadowsky had resigned from the Company's board of directors in June 2009 due to the fact that his position as a note holder and board member, had a foreclosure taken place, would have represented a potential conflict of interest.  Since then, the Company has converted over 93% of its outstanding debt to equity, eliminating the then threat of foreclosure and potential conflict of interest.  Mr. Sadowsky was appointed a director because the Board felt that his experience and contacts in the beverage industry would be a valuable asset to the Company and its business plan.  Mr. Sadowsky will join Mark Mirken, Michael James, and Benjamin Custodio to make up the Company’s Board of Directors.

Mr. Sadowsky, age 47, is a Senior Beverages Advisor for Verlinvest.  Verlinvest is a Brussels based investment holding company founded by family tied to Interbrew.  Interbrew is now ABI (Anheuser Busch InBev).  He was a principal of Atlas Distributing Inc., overseeing the non-alcoholic beverage division which he created. The division was founded in 1987 and sales were $50,000 that year.  In 2007 sales were over $16,000,000 and the total company sales were in excess of $75 million.  From September 2008 until June 2009, he was a director of the Company.  He was a director of Energy Brands, Inc.  makers of Glaceau vitaminwater, smartwater, and fruitwater from 2000 to 2006, when that company sold a minority interest to The Tata Group.  Glaceau eventually sold to Coca Cola for over $4.1 Billion.  He also does marketing consulting work in the beverage industry for Fusion5 Marketing Innovations (sold in 2003 to the WPP Group) and nowinc.net. Prior to forming Atlas's soda division in 1987, Mr. Sadowsky was a consultant for the Eagle Snack Division of Williams Distributing in Springfield, MA. He is the Executive Director of NIDA, a group of independent beverage distributors in the Northeast of the USA who are members of a trade association. From 1984 until 1986, he was the New England regional manager for California Cooler, Inc. which was acquired by Brown Forman in 1985. He has served on the Worcester JCC Health and Physical Education Board (1998 - 2000).  He serves on the Tulane University's School of Liberal Arts Dean's Advisory Council (2000 - present).  He is on the Worcester Academy Board of Visitors (2008 - present).  He serves on the U Mass Memorial Hospital Committee NICU Unit "Tee Up For Tots."   Mr. Sadowsky received a BA from Tulane University in New Orleans in 1984.  Additionally, Mr. Sadowsky sits on the board of directors of All Market Inc., a private company who are the makers of Vita Coco coconut water, and Hint Inc., a private company who are the makers of Hint Water based in San Francisco.

In May 26, 2009, Mr. Sadowsky purchased $291,667 principal amount of outstanding 10% first senior secured debentures from a debenture holder who was threatening foreclosure, (the “Senior Secured Notes”).  He and the purchasers of the remaining amount of the debentures refrained from foreclosing to permit the Company to restructure its outstanding debt.  Due to a potential conflict of interest, he resigned as a member of the Board.

In June 2, 2009,  Mr. Sadowsky loaned the Company $308,000 to finance purchase orders (the “Purchase Order Note”).  The Purchase Order Note boar an interest rate of 3% per month.  The Note was secured by a security agreement and security interest in all of the assets of the Company and the Subsidiary.  In October 2009, Mr. Sadowsky was repaid $100,000 of the outstanding principal balance of the Purchase Order Note.

In November 2009, he converted all of his Senior Secured Notes and the balance of his Purchase Order Notes into Units of Series F Preferred Stock and a Unit Note.  The Unit Notes is in the principal amount of $588,422.  The Unit Note has a term of 30 months and bear interest at the rate of 12% per annum.  Installments of principal and interest will commence on the first business day of the calendar quarter following 18 months from November 10, 2009 and quarterly thereafter on the first business day of each calendar quarter in fixed payments in the amount of $149,295 each until the maturity date, on which date any remaining principal and interest shall be due and payable in full.  The Unit Note is guaranteed by our subsidiary, Millennium Biotechnologies, Inc. and secured by a first lien and security interest in all of the assets of the Company and the Subsidiary.

In addition, in November 2009, Mr. Sadowsky purchased $336,875 principal amount of a Note from a creditor of the Company.  He then converted that note into 962.5 shares of the Company's Series E Preferred Stock.

A copy of the press release, dated March 8, 2010 related to Mr. Sadowsky joining the Board  is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:

99.1	Press Release dated March 8, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2010

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

By:	/s/ Mark C. Mirken
Mark C. Mirken, CEO